Exhibit 99.1

Finish Line Board Elects New Director Gurwitz While Director Klapper Plans to Retire;
Governance and Nominating Committee Established

Company Declares Quarterly Cash Dividend of $0.03

INDIANAPOLIS, July 24, 2009 -- The Board of Directors of The Finish Line, Inc. (Nasdaq: FINL) today announced that Norman H. Gurwitz as a new Director and announced that Director and company co-founder David I. Klapper will retire from the Board effective immediately.

Gurwitz, 62, is an advisor to Emmis Communications Corporation, owner and operator of radio stations and magazines throughout the U.S. and Europe. He has been with Emmis since 1986, serving as Vice President, Corporate Counsel and Director of Human Resources. Prior to joining Emmis, Gurwitz was with the Internal Revenue Service in Washington, D.C. for four years and was in private corporate legal practice in Indianapolis for 10 years.  Gurwitz will serve on the Audit Committee and Compensation Committee for a term that expires at Finish Line’s 2010 annual meeting.

Gurwitz received his bachelor’s and juris doctor degrees from Indiana University and earned a master of law degree in taxation from Georgetown University School of Law.  He serves on the Board of Visitors of the Indiana University School of Law in Indianapolis.

As Gurwitz joins the Finish Line Board of Directors, David I. Klapper, 60, has advised the company that he will step down as a Director effective immediately.  Klapper, who was one of the original co-founders of The Finish Line in 1976, has been a member of the company’s Board of Directors since 1982 and served as an executive with Finish Line through 2008.

“I’m pleased to welcome Norm to our Board and look forward to benefitting from his decades of experience and fresh insights at this important time in the company’s evolution,” said Board Chairman and company co-founder Alan Cohen. “In addition, on behalf of the Board and everyone at the company, I want to express sincere thanks and appreciation to David for his many contributions as a co-founder and executive of the company and as a Board member. David played an integral role over the years in our company’s success and has all of our best wishes for the future.”

Governance and Nominating Committee Established
In addition to the Director changes, the Finish Line Board of Directors today established a Governance and Nominating Committee. The new committee will be chaired by independent Director Stephen Goldsmith, who was also named Lead Director of the Board today. Goldsmith has been a member of the company’s Board since 1999.

Quarterly Cash Dividend Declared

The Finish Line Board of Directors today declared a quarterly cash dividend of $0.03 per share of Class A and Class B common stock. The quarterly cash dividend will be payable on September 15, 2009, to shareholders of record as of August 28, 2009.

Forward-Looking Statements
Certain statements contained in this press release regard matters that are not historical facts and are forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward-looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements.

Other factors that could cause results of the Company to differ materially include, but are not limited to: changing consumer preferences; the Company's inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company's stores; the loss of key employees; the effect of economic conditions including conditions resulting from the current turmoil in the financial services industry, depressed demand in the housing market and unemployment rates; management of growth, the outcome of litigation, and the other risks detailed in the Company's Securities and Exchange Commission filings.

The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Finish Line
The Finish Line, Inc. is a premium athletic footwear store and one of the nation’s largest mall-based specialty retailers, offering a deep selection of performance and sport-style footwear, apparel and accessories for men, women and kids. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The company operates 684 Finish Line stores in 47 states and online at www.finishline.com.

Contacts

Investors:
Edward W. Wilhelm, (317) 899-1022 ext. 6914
Executive Vice President - Chief Financial Officer
The Finish Line, Inc., Indianapolis

Media:
Elise Hasbrook, (317) 899-1022 ext. 6827
Corporate Communications Manager
The Finish Line, Inc., Indianapolis